As filed with the Securities and Exchange Commission on August 19, 2019

Registration No. 333-228126

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Equitrans Midstream Corporation

(Exact name of registrant as specified in its charter)

Pennsylvania	4922	83-0516635
(State or Other Jurisdiction of Incorporation)	(Primary Standard Industrial Classification Number)	(I.R.S. Employer Identification Number)

625 Liberty Avenue, Suite 2000

Pittsburgh, PA 15222

(412) 395-2688

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Stephen M. Moore
Senior Vice President and General Counsel
625 Liberty Avenue, Suite 2000
Pittsburgh, PA 15222

(412) 395-2688

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy to:

Hannah T. Frank

Christi Davis

McGuireWoods LLP

Tower Two-Sixty

260 Forbes Avenue, Suite 1800

Pittsburgh, PA 15222

(412) 667-7936

Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of the registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box.  ☒

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☐
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 to the registration statement on Form S-1 (Registration No. 333-228126) of Equitrans Midstream Corporation. (the Company or ETRN), as originally declared effective by the Securities and Exchange Commission (the SEC) on November 9, 2018, is being filed pursuant to the undertakings in Item 17 of the registration statement to (i) include the information contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 that was filed with the SEC on February 14, 2019, which incorporates by reference certain information contained in the Company’s definitive proxy statement on Schedule 14A for its 2019 annual meeting of shareholders, which was filed with the SEC on April 26, 2019, and (ii) update certain other information in the registration statement.

The information included in this filing amends the registration statement and the prospectus contained therein. No additional securities are being registered under this Post-Effective Amendment No. 1. All applicable registration fees were paid at the time of the original filing of the registration statement.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY AND SUBJECT TO COMPLETION, DATED AUGUST 19, 2019

PROSPECTUS

EQUITRANS MIDSTREAM CORPORATION

2018 DIVIDEND REINVESTMENT AND STOCK PURCHASE PLAN

1,000,000 shares of Common Stock, without par value

This prospectus relates to 1,000,000 shares of common stock, without par value, the Company reserved for issuance under the Company’s Dividend Reinvestment and Stock Purchase Plan (the Plan). The Plan provides holders of common stock of the Company with a convenient method to reinvest dividends in and to make optional cash payments to purchase, within the limits of the Plan, shares of common stock without payment of any brokerage commissions or service charges. The common stock may be newly-issued shares purchased directly from the Company or may be purchased in the open market.

Participants in the Plan may:

•                  Have all or a portion of cash dividends on their shares automatically reinvested in shares of common stock.

•                  Make optional cash payments of not less than $50 nor more than $10,000 per month to be invested in shares of common stock.

•                  Deposit certificates for the Company’s common stock held by them for safekeeping within the Plan.

The price of common stock if purchased directly from the Company will be the closing price per share for each dividend payment date or interim investment date, as the case may be, to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Company may determine to rely upon). If purchased in the open market, the price will be the then current market price.

Our common stock is listed on the New York Stock Exchange and trades under the ticker symbol ETRN.

In reviewing this prospectus, you should carefully consider the matters described under the caption “Risk Factors” beginning on page 3.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus does not constitute an offer to sell or the solicitation of an offer to buy any securities in any state where offers or sales are not permitted.

The date of this prospectus is August [•], 2019.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-1 that we filed with the Securities and Exchange Commission, which we refer to as the “SEC”, relating to the shares of our common stock offered under the Plan. This prospectus does not include all of the information in the registration statement. The registration statement containing this prospectus, including exhibits to the registration statement, provides additional information regarding ETRN, the Plan, and the shares of common stock offered under the Plan. Before making a decision to invest in shares of common stock, you should carefully read this prospectus, especially the sections entitled “RISK FACTORS” starting on page 3 and “WHERE YOU CAN FIND MORE INFORMATION” on page 20.

We have not authorized anyone to provide you with information that is different from that contained in this prospectus. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus is accurate only as of the date on the front of the document, regardless of the time of delivery of this prospectus or any sale of a security.

Unless otherwise mentioned or unless the context requires otherwise, all references in this prospectus to “the Company”, “we”, “us”, “our” and similar terms refer to Equitrans Midstream Corporation and its consolidated subsidiaries.

SUMMARY

This summary highlights information contained elsewhere in this prospectus or incorporated by reference therein. This summary is not complete and does not contain all of the information that you should consider before buying our shares in this offering. You should read this entire prospectus carefully, including the section entitled “Risk Factors” beginning on page 3 of this prospectus and all other information, including our consolidated financial statements and the related notes, that are included or incorporated by reference in this prospectus before you decide to purchase shares of our common stock.

About the Company

The Company, a Pennsylvania corporation, became an independent, publicly-traded company on November 12, 2018.  The Company, through EQM Midstream Partners, LP (NYSE: EQM) (EQM) and its subsidiaries, is one of the largest natural gas gatherers in the U.S. and holds a significant transmission footprint in the Appalachian Basin.  The Company’s principal executive office and phone number are:  625 Liberty Avenue, Suite 2000, Pittsburgh, PA 15222, and (412) 395-2688.

About the Plan and this Offering

This prospectus relates to our offer and sale of up to 1,000,000 shares of our common stock to eligible shareholders through the Plan. The purpose is to provide holders of record of the Company’s common stock with a simple and convenient method of reinvesting cash dividends and optional cash payments in additional shares of the Company’s common stock without payment of brokerage commissions or service charges.

The American Stock Transfer & Trust Company LLC (AST) is the Administrator of the Plan. The Administrator will purchase the common stock under the Plan directly from the Company out of authorized but unissued shares or in the open market.

The price of shares purchased from the Company with reinvested cash dividends or optional cash payments will be the closing price per share for each dividend payment date or interim investment date, as the case may be, to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Company may determine to rely upon). If, however, a dividend payment date or interim investment date falls on a day on which the common stock of the Company is not traded, the purchase price is determined by averaging the closing price per share for the Company’s common stock as so reported on the trading dates next preceding and next following the dividend payment date or interim investment date, as the case may be. If purchased in the open market, the price will be the then current market price.

RISK FACTORS

An investment in our common stock involves significant risks. Before making an investment in our common stock, you should carefully read all of the information contained in this prospectus and in the documents incorporated by reference herein. For a discussion of risk factors that you should carefully consider before deciding to purchase any of our common stock, please review “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2018, as updated by “Item 1A. Risk Factors” in our Quarterly Report on Form 10-Q for the period ended March 31, 2019, and our Quarterly Report on Form 10-Q for the period ended June 30, 2019, which are incorporated by reference into this prospectus. In addition, please read “Cautionary Statement Regarding Forward-Looking Information” in this prospectus, where we describe additional uncertainties associated with our business and the forward-looking statements included or incorporated by reference in this prospectus. Please note that additional risks not currently known to us or that we currently deem immaterial also may adversely affect our business, operations, results of operations, financial condition and prospects.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING INFORMATION

Disclosures in this prospectus contain certain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended (the Exchange Act), and Section 27A of the Securities Act of 1933, as amended (the Securities Act). Statements that do not relate strictly to historical or current facts are forward-looking and usually identified by the use of words such as “anticipate,” “estimate,” “could,” “would,” “will,” “may,” “forecast,” “approximate,” “expect,” “project,” “intend,” “plan,” “believe” and other words of similar meaning in connection with any discussion of future operating or financial matters. Without limiting the generality of the foregoing, forward-looking statements contained in this prospectus specifically include the expectations of plans, strategies, objectives, and growth and anticipated financial and operational performance of the Company and EQM, including guidance regarding EQM’s gathering, transmission and storage and water service revenue and volume growth; projected revenue (including from firm reservation fees) and expenses; the weighted average contract life of gathering, transmission and storage and water services contracts; infrastructure programs (including the timing, cost, capacity and sources of funding with respect to gathering, transmission and storage and water expansion projects); the cost, capacity, timing of regulatory approvals, final design and targeted in-service dates of current projects; the ability of the Mountain Valley Pipeline, LLC (MVP Joint Venture) to satisfy the applicable federal agencies’ land exchange procedures and consummate the land exchange on a timely basis or at all; the ultimate terms, partners and structure of the MVP Joint Venture and ownership interests therein; expansion and integration and optimization projects in EQM’s operating areas and in areas that would provide access to new markets; EQM’s ability to provide produced water handling services and realize expansion and optimization and integration opportunities and related capital avoidance; acquisitions and other strategic transactions, including joint ventures and the completed acquisition of interests in Eureka Midstream Holdings, LLC and Hornet Midstream Holdings, LLC, and EQM’s ability to identify and complete transactions, and effectively integrate transactions (including Eureka Midstream Holdings, LLC and Hornet Midstream Holdings, LLC) into EQM’s operations, and achieve anticipated synergies, system optionality and accretion associated with transactions, including through increased scale; EQM’s ability to access commercial opportunities and new customers for its water services business; credit rating impacts associated with Mountain Valley Pipeline (MVP), customer credit ratings, acquisitions and financings and changes in ETRN’s and EQM’s respective credit ratings; the timing and amount of future issuances of securities; effects of conversion, if at all, of EQM securities; effects of seasonality; expected cash flows and minimum volume commitments (MVCs); capital commitments; projected capital contributions and capital and operating expenditures, including the amount and timing of reimbursable capital expenditures, capital budget and sources of funds for capital expenditures; dividend and distribution amounts and timing, rates and growth; the effect and outcome of pending and future litigation and regulatory proceedings; the effect of commodity prices on EQM’s business; liquidity and financing requirements, including sources and availability; the Company’s and EQM’s and EQM’s subsidiaries’ respective abilities to service debt under, and comply with the covenants contained in, their respective credit agreements; expectations regarding production volumes in EQM’s areas of operations; impacts of the change of control of EQT Corporation; the effects of government regulation and tariffs; and tax position. The forward-looking statements included in this prospectus involve risks and uncertainties that could cause actual results to differ materially from projected results. Accordingly, investors should not place undue reliance on forward-looking statements as a prediction of actual results. ETRN has based these forward-looking statements on management’s current expectations and assumptions about future events. While ETRN considers these expectations and assumptions to be reasonable, they are inherently subject to significant business, economic, competitive, regulatory and other risks and uncertainties, many of which are difficult to predict and are beyond ETRN’s control. The risks and uncertainties that may affect the operations, performance and results of ETRN’s and EQM’s businesses and forward-looking statements include, but are not limited to, those set forth under Item 1A, “Risk Factors” in ETRN’s Annual Report on Form 10-K for the year ended December 31, 2018 and EQM’s Annual Report on Form 10-K for the year ended December 31, 2018, in each case may be updated by any subsequent Quarterly Reports on Form 10-Q.

Any forward-looking statement speaks only as of the date on which such statement is made and ETRN does not intend to correct or update any forward-looking statement unless required by securities law, whether as a result of new information, future events or otherwise.

You should also consider carefully the statements under the heading “RISK FACTORS” starting on page 3, and in the other sections of this prospectus, which address additional factors that could cause our actual results to differ from those set forth in the forward-looking statements and could materially and adversely affect our business, operating results and financial condition. The risks discussed in this prospectus are factors that, individually or in the aggregate, management believes could cause our actual results to differ materially from expected and historical results. You should understand that it is not possible to predict or identify all such factors. Consequently, you should not consider such disclosures to be a complete discussion of all potential risks or uncertainties.

USE OF PROCEEDS

The proceeds from the sale of the newly-issued shares of common stock offered by this prospectus will be used for general corporate purposes. If shares of common stock are purchased by the Administrator of the Plan on the open market, the Company will not receive any proceeds.

PLAN OF DISTRIBUTION

The shares of common stock that participants acquire under the Plan will be newly-issued shares sold directly by the Company through the Plan or shares purchased on the open market by the Administrator. As stated elsewhere in this prospectus, the Company will pay any brokerage fees or commissions for shares purchased under the Plan.

Persons who acquire shares of the Company’s common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances may be participating in a distribution of securities that would require compliance with Regulation M under the Exchange Act and may be considered to be underwriters within the meaning of the Securities Act. The Company will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant in the Plan, nor will the Company enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of the Company’s common stock so purchased.

This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any of the Company’s common stock or other securities in any jurisdiction to any person to whom it is unlawful to make such offer in such jurisdiction.

DESCRIPTION OF COMMON STOCK

General

Under the Company’s Amended and Restated Articles of Incorporation (the Company Articles), the Company is authorized to issue 1,250,000,000 shares of common stock, no par value, and 50,000,000 shares of preferred stock, no par value.

As of June 30, 2019, there are approximately 255,029,578 shares of common stock issued and outstanding and no shares of preferred stock issued and outstanding. In this prospectus, the Company’s common stock and the Company’s preferred stock are collectively referred to as the Company Stock.

The Company’s Common Stock

Voting Rights

Each share of the Company’s common stock is entitled to one vote on all matters requiring a vote of shareholders. Shareholders do not have cumulative voting rights in elections of directors. A director nominee will be elected to the board of directors at a meeting of shareholders if the votes cast “for” such nominee exceed the votes cast “against” such nominee (excluding abstentions), unless the number of nominees exceeds the number of directors to be elected, in which case the nominees receiving the highest number of votes up to the number of directors to be elected are elected.

Dividend Rights

Subject to the rights of the holders of any outstanding shares of preferred stock, each share of the Company’s common stock is entitled to receive any dividends, in cash, securities or property, as the Company’s Board may declare. Pennsylvania law prohibits the payment of dividends and the repurchase of capital stock if the Company is insolvent or if the Company would become insolvent after the dividend or repurchase (unless, in the case of a repurchase, the purchase price is deferred such that the Company will not become insolvent when it is paid).

Liquidation and Other Rights

In the event of the liquidation, dissolution or winding up, either voluntarily or involuntarily, of the Company, subject to the rights of the holders of any outstanding shares of preferred stock, holders of common stock will be entitled to share pro rata in all of the Company’s remaining assets available for distribution.

Miscellaneous

The holders of the Company’s common stock do not have preemptive rights or conversion rights, and there are no redemption or sinking fund provisions applicable to the Company’s common stock. Holders of fully paid shares of the Company’s common stock are not subject to any liability for further calls or assessments.

Description of Preferred Stock

Under Pennsylvania law and the Company Articles, the Board is authorized to issue shares of preferred stock from time to time in one or more series without shareholder approval. Subject to limitations prescribed by Pennsylvania law, the Company Articles and the Company’s Amended and Restated Bylaws (the Company Bylaws), the Board is able to determine the number of shares constituting each series of preferred stock and the designation, preferences, qualifications, limitations, restrictions, and special or relative rights or privileges of that series.

Holders of the Company preferred stock will have no voting rights for the election of directors and have no other voting rights except as the Board may determine pursuant to its authority under the Company Articles with respect to any particular series of the Company preferred stock and except as provided by law.

The particular terms of any series of the Company preferred stock will be set by the Company’s Board for that series of preferred stock. Those terms may include:

•                  the distinctive serial designation of such series;

•                  the annual dividend rate for such series, if any, and the date or dates from which dividends shall commence to accrue;

•                  the redemption price or prices, if any, for shares of such series and the terms and conditions on which such shares may be redeemed;

•                  the provisions for a sinking, purchase or similar fund, if any, for the redemption or purchase of shares of such series;

•                  the preferential amount or amounts payable upon shares of such series in the event of the Company’s voluntary or involuntary liquidation;

•                  the voting rights, if any, of such series;

•                  the terms and conditions, if any, upon which shares of such series may be converted and the class or classes or series of the Company’s securities into which such shares may be converted;

•                  the relative seniority, parity or junior rank of such series with respect to other series of preferred stock then or thereafter to be issued; and

•                  any other specific terms, preferences, rights, privileges, limitations or restrictions of such series.

While the terms summarized above may generally apply to any shares of preferred stock that the Company may offer, the Company’s Board will include the specific terms of each series of preferred stock in a statement with respect to shares that will be filed with the Pennsylvania Department of State.

Anti-Takeover Effect of the Company’s Governing Documents and Pennsylvania Business Corporation Law

The Company Articles and the Company Bylaws contain a number of provisions relating to corporate governance and to the rights of the Company shareholders. Certain of these provisions may have a potential “anti-takeover” effect by delaying, deferring or preventing a change of control of the Company. In addition, certain provisions of Pennsylvania law may have a similar effect.

Required Vote for Amendment of the Company Articles and the Company Bylaws

Except as may be specifically provided to the contrary in any provision in the Company Articles with respect to amendment or repeal of such provision and subject to the voting rights given to a particular series of preferred stock by the Company’s Board, if any, the Company Articles cannot be amended and no provision may be repealed by its shareholders without a vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors of the Company, voting together as a single class, unless such amendment has been approved by two-thirds of the Company’s whole Board, in which event (unless otherwise expressly provided in the Company Articles) the Company Articles may be amended and any provision repealed by such shareholder approval as may be specified by law.

The Company’s Board may make, amend and repeal the Company Bylaws with respect to those matters which are not, by statute, reserved exclusively to the Company shareholders, subject to the power of the Company shareholders to change such action. No bylaw may be made, amended or repealed by the Company shareholders unless such action is approved by the affirmative vote of the holders of not less than 80% of the voting power of the then outstanding shares of the Company capital stock entitled to vote in an annual election of directors, voting together as a single class, unless such amendment has been approved by two-thirds of the Company’s Board, in which event (unless otherwise expressly provided in the Company Articles or the Company Bylaws) the Company Bylaws may be amended and any provision may be repealed by such shareholder approval as may be specified by law.

Preferred Stock

The purpose of authorizing the Company’s Board to issue preferred stock and determine its rights and preferences is to eliminate delays associated with a shareholder vote on specific issuances. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, a majority of the Company’s outstanding voting stock. The existence of the authorized but undesignated preferred stock may have a depressive effect on the market price of the Company’s common stock.

Anti-Takeover Law Provisions under the Pennsylvania Business Corporation Law

The Company is subject to certain provisions of Chapter 25 of the Pennsylvania Business Corporation Law (PBCL), which may have the effect of discouraging or rendering more difficult a hostile takeover attempt against the Company, including Section 2524, Section 2538, Subchapter 25E and Subchapter 25F of the PBCL.

Under Section 2524 of the PBCL, shareholders of the Company cannot act by partial written consent except if permitted under the Company Articles. The Company Articles do not permit shareholder action by partial written consent.

Section 2538 of the PBCL requires enhanced shareholder approval for certain transactions between the Company and an “interested shareholder” (defined as a shareholder who is a party to the transaction or is treated differently from other shareholders). Section 2538 applies if an interested shareholder (together with his, her or its affiliates) is to (i) be a party to a merger or consolidation, a share exchange or certain sales of assets involving the Company or one of the Company’s subsidiaries; (ii) receive a disproportionate amount of any securities of any corporation which survives or results from a division; (iii) be treated differently from others holding shares of the same class in a voluntary dissolution of such corporation; or (iv) have his or her percentage of voting or economic share interest in such corporation materially increased relative to substantially all other shareholders in a reclassification. Under these circumstances, the proposed transaction must be approved by the affirmative vote of the holders of shares representing at least a majority of the votes that all disinterested shareholders are entitled to cast with respect to such transaction. However, this special voting requirement will not apply where the proposed transaction has been approved in a prescribed manner by the members of the Company’s Board independent from the interested shareholder or if certain other conditions, including the amount of consideration to be paid to certain shareholders, are satisfied or the interested shareholder owns 80% or more of the Company. This voting requirement is in addition to any other voting requirement under the PBCL, the Company Articles or the Company Bylaws.

Under Subchapter 25E of the PBCL, if any person or group acting in concert acquires voting power over shares representing 20% or more of the votes which all of the Company’s shareholders would be entitled to cast in an election of directors, any other shareholder may demand that such person or group purchase such shareholder’s shares at a price determined in an appraisal proceeding.

Under Subchapter 25F of the PBCL, the Company may not engage in a merger, consolidation, share exchange, division, asset sale, disposition (in one transaction or a series of transactions) or a variety of other business combination transactions with a person who becomes the beneficial owner of shares representing 20% or more of the voting power in an election of the Company’s directors unless: (1) the business combination or the acquisition of the 20% interest is approved by the Company’s Board prior to the date the 20% interest is acquired; (2) the person beneficially owns at least 80% of the Company’s outstanding shares and the business combination (a) is approved by a majority vote of the disinterested shareholders and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F; (3) the business combination is approved by a majority vote of the disinterested shareholders at a meeting called no earlier than five years after the date the 20% interest is acquired; or (4) the business combination (a) is approved by shareholder vote at a meeting called no earlier than five years after the date the 20% interest is acquired and (b) satisfies certain minimum price and other conditions prescribed in Subchapter 25F.

The Company has opted out of Subchapter 25G of the PBCL (which would have required a shareholder vote to accord voting rights to control shares acquired by a 20% shareholder in a control-share acquisition) and Subchapter 25H of the PBCL (which would have required a person or group to disgorge to the Company any profits received from a sale of the Company’s equity securities under certain circumstances).

Advance Notice Requirements

The Company Bylaws require the Company shareholders to provide advance notice if they wish to submit a proposal or nominate candidates for director at the Company’s annual meeting of shareholders. These procedures provide that notice of shareholder proposals and shareholder nominations for the election of directors at the Company’s annual meeting must be in writing and received by the Company’s secretary at its principal executive offices at least 90, but not more than 120, days prior to the anniversary of the date of the prior year’s annual meeting of shareholders. In the case of a shareholder nomination, the notice submitted to the secretary must set forth information about the nominee and any person or entity on whose behalf the nomination is made and be accompanied by an executed written representation and agreement that includes an original irrevocable conditional resignation in the event that such director, in an uncontested election, receives more votes “against” than “for” the director’s election.

Special Meetings of Shareholders

The Company Bylaws provide that a special meeting of shareholders may be called by the Company’s Board or chief executive officer. The Company shareholders do not have a right to call a special meeting under the Company Bylaws or under the PBCL.

Special Treatment for Specified Groups of Nonconsenting Shareholders

Additionally, the PBCL permits an amendment of a corporation’s articles of incorporation or other corporate action, if approved by shareholders generally, to provide mandatory special treatment for specified groups of nonconsenting shareholders of the same class by providing, for example, that shares of common stock held only by designated shareholders of record, and no other shares of common stock, shall be cashed out at a price determined by the corporation, subject to applicable dissenters’ rights.

Exercise of Director Powers Generally

Section 1715 of the PBCL also provides that the directors of a corporation are not required to regard the interests of the shareholders as being dominant or controlling in making decisions concerning takeovers or any other matters. The directors may consider, to the extent they deem appropriate, among other things, (1) the effects of any proposed action upon any or all groups affected by the action, including, among others, shareholders, employees, creditors, customers and suppliers, (2) the short-term and long-term interests of the corporation, (3) the resources, intent and conduct of any person or group seeking to acquire control of the corporation and (4) all other pertinent factors. The PBCL expressly provides that directors do not violate their fiduciary duties solely by relying on “poison pills” or the anti-takeover provisions of the PBCL. The Company does not currently have a “poison pill.”

Limitations on Liability, Indemnification of Officers and Directors, and Insurance

The PBCL permits a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a representative of the corporation, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action or proceeding if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and with respect to any criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. In an action by or in the right of the corporation, indemnification will not be made in respect of any claim, issue, or matter as to which the person has been adjudged to be liable to the corporation unless the applicable court otherwise determines.

Unless ordered by a court, the determination of whether indemnification is proper in a specific case will be determined by (1) the board of directors by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding; (2) if such a quorum is not obtainable or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or (3) by the shareholders.

To the extent that a representative of a business corporation has been successful on the merits or otherwise in defense of a third-party action, derivative action, or corporate action, he or she must be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such individual in connection therewith.

Pennsylvania law permits a corporation to purchase and maintain insurance for a director or officer against any liability asserted against such individual, and incurred in his or her capacity as a director or officer or arising out of his or her position, whether or not the corporation would have the power to indemnify such individual against such liability under Pennsylvania law.

The Company Articles provide that a director shall, to the maximum extent permitted by Pennsylvania law, have no personal liability for monetary damages for any action taken, or any failure to take any action, as a director. The Company Bylaws provide for indemnification for current and former directors and officers serving at the request of the corporation to the fullest extent permitted by Pennsylvania law. The Company Bylaws also permit the advancement of expenses and expressly authorize the Company to carry directors’ and officers’ insurance to protect itself, its directors and officers against some liabilities. The Company Bylaws also provide for indemnification of employees and agents of the Company under certain circumstances.

The limitation of liability and indemnification provisions in the Company Articles and the Company Bylaws may discourage shareholders from bringing a lawsuit against directors for breach of their fiduciary duty. These provisions may also have the effect of reducing the likelihood of derivative litigation against the Company’s directors and officers, even though such an action, if successful, might otherwise benefit the Company and its shareholders. However, these provisions do not limit or eliminate the Company’s rights, or those of any shareholder, to seek nonmonetary relief such as injunction or rescission in the event of a breach of a director’s duty of care. The provisions do not alter the liability of directors under the federal securities laws. In addition, your investment may be adversely affected to the extent that, in a class action or direct suit, the Company pays the costs of settlement and damage awards against directors and officers pursuant to these indemnification provisions. There is currently no pending material litigation or proceeding against any the Company directors or officers for which indemnification is sought.

Exclusive Forum

The Company Bylaws provide that, unless the Company otherwise determines, the state and federal courts sitting in the judicial district of the Commonwealth of Pennsylvania embracing the county in which the registered office of the Company is located, is the sole and exclusive forum for any derivative action or proceeding brought on behalf of the Company, any action asserting a claim of breach of a fiduciary duty owed by any director or officer or other employee of the Company to the Company or the Company shareholders, any action asserting a claim against the Company or any director, officer or other employee of the Company arising pursuant to any provision of the PBCL or the Company Articles or the Company Bylaws or any action asserting a claim against the Company or any director, officer or other employee of the Company governed by the internal affairs doctrine.

Authorized but Unissued Shares

Subject to applicable law and stock exchange rules, the Company’s authorized but unissued shares of common stock and preferred stock are available for future issuance without your approval. The Company may use additional shares for a variety of purposes, including future public offerings to raise additional capital, to fund acquisitions and as employee compensation. The existence of authorized but unissued shares of common stock and preferred stock could render more difficult or discourage an attempt to obtain control of the Company by means of a proxy contest, tender offer, merger or otherwise.

Exchange Listing

The Company’s common stock is listed on the NYSE under the ticker symbol ETRN.

Transfer Agent and Registrar

The transfer agent and registrar for the Company’s common stock is American Stock Transfer & Trust Company, LLC:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Phone: 800-937-5449

E-mail: Info@astfinancial.com

Website: www.astfinancial.com

DESCRIPTION OF THE PLAN

The following is a question and answer statement of the provisions of the Plan. The Plan will continue until the earlier of the date that all shares registered under the Plan have been sold or the date we terminate the Plan.

Purpose and Advantages

1.                                      What is the purpose?

The purpose is to provide holders of record of the Company’s common stock with a simple and convenient method of reinvesting cash dividends and optional cash payments in additional shares of the Company’s common stock without payment of brokerage commissions or service charges.

2.                                      What are the advantages of the Plan?

In addition to eliminating brokerage commissions, service charges, fees and other expenses in connection with purchases under the Plan, participants achieve full investment for funds because the Plan permits fractional shares to be credited to participants’ accounts. In addition, dividends in respect of such fractional shares, as well as full shares, are so credited. Participants also may avoid the necessity for safekeeping the multiple certificates evidencing the shares credited to their accounts and thus be protected against the risks of loss, theft or destruction of such certificates. Participants may also submit the Company’s stock certificates held by them and registered in their name for safekeeping within the Plan (see Question No. 14). Regular statements of account are issued to provide simplified record keeping.

Eligibility

3.                                      Who is eligible to participate in the Plan?

All holders of record of the Company’s common stock are eligible to participate in the Plan and may do so with respect to all or a portion of their shares of such class held or to be held in the record holder’s name. Beneficial owners of the Company’s stock registered in a name other than their own, such as that of a broker, bank nominee or trustee, must first become holders of record of such shares in order to participate directly in their own name or make arrangements with such party authorizing them to participate in the Plan on their behalf.

As a participant in the Plan:

•                  Full Dividend Reinvestment:  You may have cash dividends on all of your shares automatically reinvested. You also may make optional cash payments of not less than $50 per payment but limited to aggregate payments of $10,000 per calendar month.

•                  Partial Dividend Reinvestment:  You may have cash dividends on less than all of your shares automatically reinvested, while continuing to receive cash dividends on the other shares. The right to make optional cash payments of not less than $50 per payment up to a total of $10,000 per calendar month will continue to be available.

•                  Optional Cash Purchases Only:  You may make optional cash payments only of not less than $50 per payment but limited to aggregate payments of $10,000 per calendar month. Cash dividends declared on your shares purchased through the “Optional Cash Purchases Only” alternative will be paid in cash.

If you choose partial dividend reinvestment or optional cash purchases only, you can have your cash dividends deposited directly into your bank account instead of receiving a check by mail. To have your cash dividends deposited electronically, you may enroll on-line or complete and submit an Enrollment Form, copies of which may be obtained from the Administrator. Please allow 30 days from the date of the Administrator’s receipt of a properly-submitted form for the direct deposit to be established. You may also change your designated bank account for direct deposit or discontinue this feature by logging into your account on-line, telephoning the Administrator or submitting a written notice to the Administrator at the address noted in Question 4 below.

Administration

4.                                      Who administers the Plan for the participants and what are the responsibilities of the Administrator?

The American Stock Transfer & Trust Company, LLC (AST) is the Administrator of the Plan. Should AST resign or be discharged, another Administrator would be appointed by the Company. The Administrator primarily receives participants’ dividends and optional cash payments, invests such funds in shares of the Company’s common stock, holds such shares in its or its nominee’s name as agent for the participants under the Plan, maintains records of participants’ accounts and advises participants as to all transactions in and the status of their accounts. All notices from the Administrator to a participant will be addressed to the participant’s last known address. Participants should notify the Administrator promptly of any change of address.

In performing its duties under the Plan, the Administrator shall not be liable for any act done in good faith, or for any good faith omission to act, including, without limitation, any failure to terminate a participant’s account upon the participant’s death prior to receipt of notice in writing of such death.

For information regarding the Plan, you may contact the Administrator through one of the following ways:

Internet

You can enroll, obtain information and perform certain transactions on your account online at www.astfinancial.com by completing a one-time registration process. To complete your registration process, please visit:

1.                                      www.astfinancial.com/login

2.                                      On the login page, click on REGISTER-FIRST TIME USERS ONLY, under SHAREHOLDER CENTRAL.

3.                                      Enter your 10 digit account number and SSN / TAX ID number associated with the account, click Submit.

4.                                      Create a Unique ID & Password.

For existing shareholders to gain access, please visit:

1.                                      www.astfinancial.com/login

2.                                      On the login page, click on LOGIN, under SHAREHOLDER CENTRAL.

3                                         Enter your Unique ID, click Continue.

4.                                      Enter your Password and click Submit.

Telephone

Toll-free within the United States and Canada: 1-800-278-4353

International Telephone Inquiries: 1-718-921-8124

For the hearing impaired (TDD): 1-866-703-9077

An automated voice response system is available 24 hours a day, 7 days a week. Customer Service Representatives are available from 8:00 a.m. to 7:00 p.m., Eastern Time, Monday through Friday (except holidays).

In Writing

You may also write to the Administrator at the following address:

American Stock Transfer & Trust Company, LLC

6201 15th Avenue

Brooklyn, NY 11219

Be sure to include your name, address, daytime phone number, ID and a reference to Equitrans Midstream Corporation on all correspondence.

Participation

5.                                      How does a shareholder become a participant?

A holder of record of the Company’s common stock may join the Plan by signing an Enrollment Form and returning it to the Administrator. Enrollment Forms will be furnished upon request made to the Administrator.

6.                                      What does the Enrollment Form provide and how may a participant change participation alternatives?

The Enrollment Form provides for the purchase of additional shares of our common stock through the following investment options:

•                  Full Dividend Reinvestment.  This alternative directs the investment, in accordance with the Plan, of the cash dividends on all of the shares of common stock then or subsequently registered in your name and on all shares of common stock then or subsequently held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan), and also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

•                  Partial Dividend Reinvestment.  This alternative directs the investment, in accordance with the Plan, of the cash dividends on a portion of the shares of common stock then or subsequently registered in your name or held in your Plan account. Under this alternative, you may either direct the investment of cash dividends on a specific number of shares, or you may direct the investment of cash dividends on a specific percentage of shares registered in your name or held in your Plan account (including fractional shares and shares purchased with optional cash purchases under the Plan). This alternative also permits you to make optional cash payments for the purchase of additional shares in accordance with the Plan.

•                  Optional Cash Purchases Only.  This alternative permits you to make optional cash payments for the purchase of additional shares of common stock in accordance with the Plan, but without any reinvestment of cash dividends on those shares directly held by you. Cash dividends on shares purchased under this alternative are paid in cash.

You may select either one of the dividend reinvestment alternatives or the optional cash purchase alternative. The cash dividends on shares held for your account under the Plan will be reinvested in accordance with the Plan, including dividends on shares purchased with optional cash payments or through reinvested dividends, unless you specify otherwise.

If you submit an Enrollment Form properly executed but with no investment alternative designated, you will be enrolled in the “Full Dividend Reinvestment” option.

As a participant, you may change your investment alternatives at any time via the internet, by telephone or requesting a new Enrollment Form and returning it to the Administrator at the address set forth in Question 4. If a properly-submitted Enrollment Form changing the reinvestment of cash dividends is received before the record date for payment of the related cash dividend, the change generally will be effective on the related dividend payment date. If the Enrollment Form is received on or later than the record date, the change generally will be put into effect on the next dividend payment date.

7.                                      When will dividends be reinvested?

Dividends will be reinvested as of each dividend payment date. If an Enrollment Form is received by the Administrator on or before the record date for the payment of the next dividend (normally, two weeks preceding a dividend payment date), the dividend will be reinvested as of the dividend payment date. If an Enrollment Form is not received by the record date, reinvestment of dividends will not begin until the next following dividend payment date.

Optional Cash Payments

8.                                      Who is eligible to make optional cash payments and how are they made?

Check.                         Optional cash payments may be made by a participant at any time. An optional cash payment may be made by a participant when joining the Plan by enclosing a personal check payable to American Stock Transfer & Trust Company LLC with the Enrollment Form. Third party checks, cash, money orders, traveler’s checks and checks not drawn on a U.S. Bank or not in U.S. currency will not be accepted and will be returned to the sender. Thereafter, optional cash payments should be accompanied by the form sent to participants by the Administrator. All voluntary cash payments will be acknowledged with a receipt. A fee of $35.00 will be assessed for a check that is returned for insufficient funds.

Automatic Monthly Withdrawals.                      An optional cash payment may also be made by the participant by authorizing electronic transfers from your designated bank account by accessing your account on-line or returning a completed Enrollment Form to the Administrator. The amounts you have authorized will be withdrawn from your bank account on the 25th day of each month, or the next business day, if the 25th falls on a weekend or holiday. A fee of $35.00 will be assessed for an electronic debit that is returned for insufficient funds.

9.                                      What are the limitations on optional cash payments?

Optional cash payments by a participant may not be less than $50 nor more than $10,000 per month. Any amount received in excess of $10,000 per month will be returned to the participant as soon as practicable. The same amount of money need not be sent each time, and there is no obligation to make any optional cash payment.

10.                               When will optional cash payments be invested?

Optional cash payments will be invested as of each dividend payment date and as of the first business day of each month in which no dividend payment date occurs (interim investment date). For an optional cash payment to be invested on a dividend payment date or interim investment date, the funds must be received by the Administrator on or before the business day prior to the date in question. No interest is paid by the Company on optional cash payments. It is therefore suggested that any optional cash payment which a participant wishes to make be sent so as to arrive shortly before the applicable business day referred to above.

Purchases

11.                               What is the source of the shares of common stock purchased under the Plan?

The Administrator will purchase the common stock under the Plan directly from the Company out of authorized but unissued shares or in the open market.

12.                               How many shares of common stock will be purchased for participants?

The number of shares that will be purchased for each participant will depend on the amount of dividends to be reinvested, optional cash payments, or both, in a participant’s account and the applicable purchase price of the common stock (see Question No. 13). Each participant’s account will be credited with that number of shares, including any fractional interest computed to four decimal places, equal to the total amount to be invested divided by the applicable purchase price as described in Question No. 13 below.

13.                               At what price will shares of common stock be purchased under the Plan?

The price of shares purchased from the Company with reinvested cash dividends or optional cash payments will be the closing price per share for each dividend payment date or interim investment date, as the case may be, to be determined in the principal market in which such shares are traded, as quoted in The Wall Street Journal (or in such other reliable publication as the Company may determine to rely upon). If, however, a dividend payment date or interim investment date falls on a day on which the common stock of the Company is not traded, the purchase price is determined by averaging the closing price per share for the Company’s common stock as so reported on the trading dates next preceding and next following the dividend payment date or interim investment date, as the case may be. If purchased in the open market, the price will be the then current market price.

It should be recognized that since investment prices are determined as of particular dates, a participant loses any advantage otherwise available from being able to select the timing of investments.

Deposit of Registered Shares

14.                               Can participants deposit their registered shares with the Plan?

Participants are permitted to deposit any Company stock certificates in their possession and registered in their name with AST for safekeeping. Shares deposited for safekeeping will be transferred into the name of AST, or its nominee’s name, as agent for participants in the Plan, and credited to the participant’s account under the Plan. Thereafter, the shares will be treated in the same manner as shares purchased through the Plan.

15.                               What are the advantages of utilizing the depositary service of the Plan?

The Plan’s depositary service for the safekeeping of stock certificates offers two significant advantages to participants. First, the risk associated with loss of a participant’s stock certificates is eliminated. If a stock certificate is lost, stolen, or destroyed, no transfer or sale of shares may take place until a replacement certificate is obtained. This procedure is not always simple and results in costs and paperwork to the individual, to the Company and to the Administrator. Second, because shares deposited with the Plan for safekeeping are treated in the same manner as shares purchased through the Plan, they may be sold through the Plan in a convenient and efficient manner (see Question No. 22).

16.                               How may Company stock certificates be deposited with the Plan?

Participants who wish to deposit their Company stock certificates in the Plan must complete and return to AST, a Certificate Deposit Form together with all Company stock certificates registered in their name. No partial deposits of a participant’s Company stock will be permitted. A fee of $7.50 will be charged to the participant by the Administrator for each deposit of up to 30 certificates. A check in the amount of $7.50, payable to AST must be included with the Certificate Deposit Form and the certificates. The certificates should be mailed via Registered or Certified mail to the Administrator (see Question No. 4).

Costs

17.                               What costs do participants pay?

Participants will incur no brokerage commissions or other charges for purchases made under the Plan. However, there are fees for certain other services such as when a participant withdraws from the Plan and directs the Administrator to sell the shares held in the participant’s account (see Question No. 22) or when a participant deposits shares for safekeeping within the Plan (see Question No. 16). With these exceptions, all costs in connection with the Plan are paid by the Company.

Reports to Participants

18.                               What reports are sent to participants in the Plan?

Each participant in the Plan receives a statement of his account quarterly (or monthly if optional cash is invested) which provides a record of all current transactions and should be retained for income tax purposes. In addition, each participant will be sent the same communications sent to every holder of common stock, including the Company’s Annual Reports, the Notice of Annual Meeting and Proxy Statement and income tax information for reporting dividends paid.

Certificates for Shares

19.                               Are certificates issued to participants for shares of common stock purchased under the Plan?

Shares of common stock purchased under the Plan are registered in the name of the Administrator, or its nominee, as agent for the participants in the Plan, and certificates for such shares are not delivered to participants unless requested. The number of shares of common stock credited to an account under the Plan is shown on the participant’s statement. Participants are thus protected against loss, theft or destruction of stock certificates.

Withdrawal of Shares in Plan Accounts

20.                               How may a participant withdraw shares purchased under the Plan?

A participant may withdraw all or a portion of the shares of common stock credited to his account by notifying the Administrator to that effect and specifying in the notice the number of shares to be withdrawn, or by completing and returning the form contained within the participant’s statement of account. This notice or form should be mailed to the Administrator at the address shown in Question No. 4 above. Certificates for whole shares of common stock so withdrawn will be registered in the name of and issued to the participant without charge, usually within 14 days of the receipt of such notification by the Administrator, except as described in the following sentence. Any notice of withdrawal received after a dividend record date will result in the dividends paid for such record date to be paid in cash, which amounts will be included in the check issued in connection with the withdrawal. Such dividends will not be reinvested. Any fractional interest withdrawn will be liquidated by the Administrator on the basis of the then current market value of the common stock and a check issued for the proceeds thereof. In no case will certificates representing a fractional interest be issued. Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would request that the Administrator electronically transfer your shares to your stockbroker through the Direct Registration System.

21.                               What is the effect on a participant’s Plan account if the participant withdraws all of the whole shares held in the account but does not terminate the account?

Dividends on shares participating in the Plan held of record by the participant and on the fractional share remaining in the account, and any optional cash payments would continue to be invested under the Plan in additional shares of common stock. However, the Company has the right at its discretion to terminate any account which has less than five shares remaining in the participant’s Plan account.

Sale of Shares

22.                               What procedures should be followed if a participant wishes to sell shares?

When a participant wishes to sell all or a portion of the shares credited to his or her account, there are two options: (i) request the withdrawal of such shares in accordance with the procedures outlined in Question No. 20 above and arrange to sell the shares through a broker chosen by the participant, or (ii) sell the shares directly through the Plan by completing and returning the form contained within the participant’s statement of account to the Administrator. Through the Plan, a participant may sell both the shares credited to the participant’s Plan account and any shares which the participant had deposited for safekeeping with the Administrator as discussed in Question No. 15 above. Shares sold in this manner will be sold through the facilities of AST, and will be subject to applicable brokerage costs (currently 12 cents per share sold) and a handling fee of $15.00 per transaction.

Following each sale of shares through the Plan, a participant will receive a check with an information stub from the Administrator showing the date of sale, number of shares sold and sale price. As with other Plan statements received, participants should retain these sale information stubs for their tax records. All 1099-B forms will be issued and mailed by the end of the tax year. Proceeds from each sale of shares through the Plan will be remitted to the participant less brokerage commissions and applicable handling fees. Additional information regarding the sale of shares through the Plan may be obtained from the Company’s Corporate Secretary or Administrator. You may write to the Corporate Secretary at the following address:

Equitrans Midstream Corporation

Attn: Corporate Secretary

625 Liberty Avenue, Suite 2000

Pittsburgh, PA 15222

Discontinuation of Dividend Reinvestment

23.                               How does a participant discontinue participation under the Plan?

A participant may discontinue participation under the Plan by notifying the Administrator in writing to that effect, or by completing and returning the form contained within the participant’s statement of account. Any notice of discontinuation received after a dividend record date will not be effective until dividends paid for such record date have been reinvested and the shares purchased have been credited to the participant’s account. If a participant discontinues participation in the Plan, the participant will receive (a) a certificate for all whole shares held in the participant’s account; (b) a check representing the then current market value of any fractional share. A $15.00 handling fee and the applicable $0.12 per share commission representing the fractional shares will be charged by the Administrator. The participant may, however, request the Administrator to sell all whole shares held in the participant’s account. Upon such request, the Administrator will sell the shares in the open market as soon as practicable and pay the participant the proceeds of the sale less any applicable brokerage commissions, transfer taxes and other costs (see Question No. 22). Alternatively, you may choose to sell your shares through a stockbroker of your choice, in which case you would request that the Administrator electronically transfer your shares to your stockbroker through the Direct Registration System.

Other Information

24.                               What happens if the Company issues a stock dividend, declares a stock split or has a rights offering with respect to common stock?

Any shares resulting from a stock dividend or stock split with respect to common stock (whole shares and any fractional interest) in a participant’s account will be credited to such account. The basis for any rights offering will include the shares of common stock and any fractional interest credited to a participant’s account. The number of shares subject to the Plan will be adjusted to reflect such events as stock dividends, stock splits, recapitalizations and like changes.

25.                               How will the shares credited to a participant’s account be voted at a meeting of shareholders?

If on a record date for a meeting of shareholders there are shares credited to a participant’s account under the Plan, the participant will be sent proxy material for such meeting. A participant will be entitled to vote all shares of common stock registered in the participant’s name, if any, as well as shares held by the Administrator for the account of the participant. The participant may vote by proxy or in person at any such meeting.

26.                               May the Plan be modified or discontinued?

The Company reserves the right to suspend or terminate the Plan at any time. It also reserves the right to make modifications to the Plan. The Company will endeavor to notify participants of any such suspension, termination or modification, but the absence of notification will not affect the effectiveness of the suspension, modification or termination. In addition, the Company may adopt rules and procedures for the administration of the Plan, interpret the provisions of the Plan and make any necessary determinations relating thereto. Any such rules, procedures, interpretations and determinations shall be final and binding.

Federal Income Tax Consequences

The answers to questions nos. 27 through 29 are summaries provided for general information only and are not tax advice. These summaries are based on our understanding of the Internal Revenue Code (Code), U.S. Treasury Regulations promulgated thereunder, rulings and other administrative pronouncements issued by the

Internal Revenue Service (the IRS) and judicial decisions, all as in effect on the date of this registration statement, and all of which are subject to change and differing interpretations at any time, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax consequences described below. These summaries do not purport to address the particular circumstances of individual participants and do not apply to participants who are not “United States persons” (as defined in the Code), except with respect to withholding discussed under question nos. 28 and 29, and are limited to individual participants who hold our common stock as capital assets. Moreover, these summaries do not include a discussion of state, local or non-U.S. income tax law consequences of participating in the Plan, any tax consequences arising under the unearned Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010 or with respect to the Foreign Account Tax Compliance Act of 2010 (including the Treasury Regulations promulgated thereunder and any intergovernmental agreements entered in connection therewith and any laws, regulations or practices adopted in connection with any such agreement), nor any U.S. federal laws other than those pertaining to the U.S. federal income tax. Participants should consult their own tax advisors as to the particular tax consequences of participating in the Plan to them, including the application and effect of U.S. federal, state, local and/or non-U.S. tax laws.

27.                               What are the Federal income tax consequences of participation in the Plan?

A participant whose dividends are reinvested under the Plan in our common stock purchased from us will generally be treated, for federal income tax purposes, as having received a taxable distribution of our stock (in an amount equal to the fair market value thereof) rather than a cash distribution. A participant whose dividends are reinvested in our common stock purchased in market transactions will generally be treated, for U.S. federal income tax purposes, as having received a cash distribution in the amount of such dividends.

In addition to the foregoing, brokerage commissions, service charges, fees and other expenses paid for a participant by us in connection with the purchase of shares will also generally be treated as taxable distributions.

For federal income tax purposes, distributions will generally be treated as dividends to the extent paid out of our “earnings and profits” (determined under U.S. federal income tax principles). To the extent that a distribution exceeds our “earnings and profits,” it is deemed to be a return of capital and will reduce a participant’s basis in such participant’s shares of our common stock, but not below zero. To the extent a return of capital exceeds a participant’s basis, it is treated as a capital gain.

The tax basis for our common stock generally will equal the fair market value of our common stock on the date of distribution or the cost of the shares purchased in a market transaction, as applicable, and in each case, plus the amount of any brokerage commissions, service charges, fees or other expenses paid by us on behalf of a participant in connection with the purchase of our common stock.

A participant will not realize any taxable income upon the receipt of certificates for whole shares credited to such participant’s Plan account, whether upon such participant’s request or upon withdrawal from or termination of the Plan. However, a participant may realize gain or loss with respect to any cash payment for a fractional share or when whole shares are sold. The amount of such gain or loss will be the difference between the amount received for such whole or fractional shares and the participant’s tax basis therefor. Participants are urged to consult with their own tax advisors for more specific information.

28.                               What are the requirements for backup withholding?

Under certain circumstances described below, we or the Administrator may be required to deduct backup withholding on distributions paid to a participant, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of shares held in a Plan account. A participant will be subject to backup withholding if: (1) the participant has failed to properly furnish us and the Administrator with its taxpayer identification number; (2) the IRS notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) the IRS notifies us or the Administrator that backup withholding should be commenced because the participant has failed to report properly distributions paid to it; or (4) when required to do so, the participant has failed to certify, under penalties of perjury, that the participant is not subject to backup withholding. Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, only this reduced amount will be reinvested in Plan shares. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against a participant’s U.S. federal income tax liability, if any, provided that the required information is furnished timely to the IRS.

29.                               What provision is made for foreign shareholders whose dividends are subject to income tax withholding?

The amount of dividends to be reinvested for foreign participants whose dividends are subject to withholding is reduced by the tax withheld.

Optional cash payments received from foreign participants must be in United States dollars and are invested the same way as such payments from other participants. Any fees deducted by a bank will result in a smaller net investment.

WHERE YOU CAN FIND MORE INFORMATION

This prospectus is part of a registration statement we have filed with the SEC under the Securities Act with respect to the shares of common stock being offered by this prospectus. This prospectus is a part of, and does not contain all of the information set forth in, the registration statement and the exhibits and schedules to the registration statement. For further information with respect to the Company and its common stock, please refer to the registration statement, including its exhibits and schedules. Statements made in this prospectus relating to any contract or other document filed as an exhibit to the registration statement include the material terms of such contract or other document. However, such statements are not necessarily complete, and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document.

We are subject to the information requirements of the Exchange Act, which means that we are required to file annual reports, quarterly reports, current reports, proxy statements and other information with the SEC. We post on our public website our Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act, as soon as reasonably practicable after we electronically file such material with, or furnish it to, the SEC. You can access this information on our website at www.equitransmidstream.com by clicking on “Investors” on the main page and then on “SEC Filings”.

This registration statement and our other SEC filings are also available on the Internet website maintained by the SEC at www.sec.gov.

Information contained on any website referenced in this prospectus is not incorporated by reference in this prospectus unless specifically referred to in the section below entitled “INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE.”

You should rely only on the information contained in this prospectus and the registration statement or specifically incorporated by reference. The Company has not authorized any person to provide you with different information or to make any representation not contained in this prospectus.

INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

The SEC’s rules allow us to incorporate information into this prospectus by reference to documents that we have filed with the SEC.  This means we can disclose important information to you by referring you to those documents. The information we incorporate by reference is an important part of this prospectus.

The following documents filed with the Commission pursuant to the Exchange Act by the Company are incorporated in this prospectus and registration statement by reference and shall be deemed to be a part hereof:

•                  the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2018 filed on February 14, 2019;

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2019 filed on April 30, 2019

•                  the Company’s Quarterly Report on Form 10-Q for the quarter ended and June 30, 2019 filed on July 30, 2019;

•                  The Company’s Definitive Proxy Statement on Schedule 14A for the 2019 Annual Meeting of Shareholders filed on April 26, 2019;

•                  the Company’s Current Reports on Form 8-K filed on January 10, 2019, January 22, 2019, February 8, 2019, February 14, 2019 (Item 1.01), February 22, 2019, March 15, 2019, March 19, 2019, April 1, 2019, April 10, 2019, June 12, 2019, June 18, 2019,  July 15, 2019, and August 19, 2019, (in each case, other than documents or information that is furnished and deemed not to have been filed as indicated therein); and

•                  the description of the Company’s common stock contained in the Company’s Registration Statement on Form 10 initially filed with the Commission on August 10, 2018, as amended by Amendment No. 1 filed on September 25, 2018, Amendment No. 2 filed on October 18, 2018 and Amendment No. 3 filed on October 24, 2018.

We will promptly provide without charge to each person to whom this prospectus is delivered a copy of any or all information that has been incorporated herein by reference (not including exhibits to the information that is incorporated by reference unless such exhibits are specifically incorporated by reference into such information) upon the written or oral request of such person. You may request a copy of the documents incorporated by reference in this prospectus, including exhibits to these documents, orally or in writing, and they will be provided to you at no cost, by contacting:

Equitrans Midstream Corporation

625 Liberty Avenue, Suite 2000

Pittsburgh, Pennsylvania 15222

Attn: Corporate Secretary

Telephone: (412) 395-2688

LEGAL MATTERS

Certain legal matters in connection with any offering of securities made by this prospectus will be passed upon for us by McGuireWoods LLP.

EXPERTS

The consolidated financial statements of Equitrans Midstream Corporation (including its Predecessor) appearing in Equitrans Midstream Corporation’s Annual Report (Form 10-K) for the year ended December 31, 2018 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

The following table sets forth the costs and expenses payable by the registrant in connection with the issuance of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee.

Item	Amount
Securities and Exchange Commission registration fee	$2,369.46
Legal fees and expenses	$60,000
Accounting fees and expenses	$421,250
Printing expenses	$85,000
Total	$568,619.46

ITEM 14.    INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Under Sections 1741 and 1742 of the PBCL, a business corporation has the power to indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action or proceeding, if such person acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation, and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. In the case of a threatened, pending or completed action or proceeding by or in the right of the corporation, such indemnification only covers expenses and excludes judgments and amounts paid in settlement with respect to such action or proceeding, and no indemnification can be made for expenses if such person has been adjudged to be liable to the corporation unless, and only to the extent that, a court determines upon application that, despite the adjudication of liability but in view of all the circumstances, such person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

In addition, PBCL Section 1744 provides that, unless ordered by a court, any indemnification referred to above shall be made by the corporation only as authorized in the specific case upon a determination that indemnification is proper in the circumstances because the indemnitee has met the applicable standard of conduct. Such determination shall be made:

(1)                                 by the Board by a majority vote of a quorum consisting of directors who were not parties to the action or proceeding;

(2)                                 if such a quorum is not obtainable, or if obtainable and a majority vote of a quorum of disinterested directors so directs, by independent legal counsel in a written opinion; or

(3)                                 by the shareholders.

Notwithstanding the above, PBCL Section 1743 provides that to the extent that a director, officer or representative of a business corporation is successful on the merits or otherwise in defense of any action or proceeding referred to above, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith.

Further, PBCL Section 1745 provides that expenses (including attorneys’ fees) incurred by an officer, director or representative of a business corporation in defending any such action or proceeding may be paid by the corporation in advance of the final disposition of the action or proceeding upon receipt of an undertaking by or on behalf of such officer, director or representative to repay the amount advanced if it is ultimately determined that the indemnitee is not entitled to be indemnified by the corporation.

Also, PBCL Section 1746 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, the foregoing provisions is not exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, vote of shareholders or disinterested directors or otherwise, and that indemnification may be granted under any bylaw, agreement, vote of shareholders or directors or otherwise for any action taken or any failure to take any action and may be made whether or not the corporation would have the power to indemnify the person under any other provision of law and whether or not the indemnified liability arises or arose from any threatened, pending or completed action by or in the right of the corporation; provided, however, that no indemnification may be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness.

Article IV of the Company Bylaws provides that our directors or officers shall be indemnified as of right to the fullest extent not prohibited by law in connection with any actual or threatened action, suit or proceeding, civil, criminal, administrative, investigative or other (whether brought by or in the right of the corporation or otherwise) arising out of their service to us or to another corporation or other enterprise at our request; provided, however, that the Company shall not indemnify any director or officer in connection with a proceeding (or part thereof) initiated by such director or officer (other than a proceeding to enforce such person’s rights to indemnification under the provisions of Article IV) unless such proceeding (or part thereof) was authorized by the Board..

PBCL Section 1747 permits a business corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer or representative of the corporation, or is or was serving at the request of the corporation as a director, officer or representative of another corporation or other enterprise, against any liability asserted against such person and incurred by him in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify the person against such liability under the provisions described above.

Article IV of the Company Bylaws provides that we may purchase and maintain insurance to protect ourself and any director, officer or representative against any liability asserted against such person and incurred by such person in respect of the service of such person, whether or not we would have the power to indemnify such person against such liability by law or under the provisions of Article IV. Under Article IV, such provision is applicable to persons who have ceased to be directors, officers, agents, and employees and shall inure to the benefit of the heirs, executors, and administrators of persons entitled to indemnity.

We maintain directors’ and officers’ liability insurance covering our directors and officers with respect to liabilities, including liabilities under the Securities Act, which they may incur in connection with their serving as such. Under this insurance, we may receive reimbursement for amounts as to which the directors and officers are indemnified by us under the bylaw indemnification provisions described above. Such insurance also provides certain additional coverage for the directors and officers against certain liabilities even though such liabilities may not be covered by the bylaw indemnification provisions described above.

As permitted by PBCL Section 1713, the Company Articles and Bylaws provide that no director shall be personally liable for monetary damages as such for any action taken, or failure to take any action, unless the director has breached or failed to perform the duties of his office under Subchapter B—“Fiduciary Duty” of Chapter 17 of the PBCL and such director’s breach of duty or failure to perform constituted self-dealing, willful misconduct or recklessness. The PBCL states that this exculpation from liability does not apply to the responsibility or liability of a director pursuant to any criminal statute or the liability of a director for the payment of taxes pursuant to federal, state or local law. It is uncertain whether this provision will control with respect to liabilities imposed upon directors by federal law, including federal securities laws. PBCL Section 1715(d) creates a presumption, subject to exceptions, that a director acted in the best interests of the corporation. PBCL Section 1712, in defining the standard of care a director owes to the corporation, provides that a director stands in a fiduciary relation to the corporation and must perform his duties as a director or as a member of any committee of the board of directors in good faith, in a manner he reasonably believes to be in the best interests of the corporation and with such care, including reasonable inquiry, skill and diligence, as a person of ordinary prudence would use under similar circumstances.

We also have indemnification agreements with all our executive officers and directors (collectively, “indemnitees”). These agreements provide that the indemnitees will be protected as promised in the Company Bylaws (regardless of, among other things, any amendment to or revocation of the Company Bylaws or any change in the composition of our board of directors or an acquisition transaction relating to us) and advanced expenses to the fullest extent of the law and as set forth in the indemnification agreements. These agreements also provide, to the extent insurance is maintained, for the continued coverage of the indemnitees under our director and officer insurance policies. The indemnification agreements, among other things and subject to certain limitations, indemnify and hold harmless the indemnitees against any and all reasonable expenses, including fees and expenses of counsel, and any and all liability and loss, including judgments, fines, ERISA, excise taxes or penalties and amounts paid or to be paid in settlement, incurred or paid by the indemnitees in connection with any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative and whether or not by or in the right of the corporation or otherwise, in which the indemnitees are, were or at any time become parties, or are threatened to be made parties or are involved by reason of the fact that the indemnitees are or were our directors or officers or are or were serving at our request as directors, officers, employees, trustees or representatives of another corporation or enterprise.

ITEM 15.    RECENT SALES OF UNREGISTERED SECURITIES.

On May 11, 2018, the Company issued 100 shares of its common stock to EQT Production Company, a wholly-owned subsidiary of EQT, pursuant to Section 4(a)(2) of the Securities Act. The Company did not register the issuance of the issued shares under the Securities Act because such issuance did not constitute a public offering.

ITEM 16.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

(a)                                 The exhibits filed with this registration statement are listed in the following exhibit index.

Exhibit No.	Document Description	Method of Filing

2.1

Separation and Distribution Agreement, dated as of November 12, 2018, by and among EQT Corporation, Equitrans Midstream Corporation and, solely for certain limited purposes therein, EQT Production Company.

Incorporated herein by reference to Exhibit 2.1 to Form 8-K (#001-38629) filed on November 13, 2018.

2.2	Tax Matters Agreement, dated as of November 12, 2018, by and between EQT Corporation and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 2.3 to Form 8-K (#001-38629) filed on November 13, 2018.

2.3	Employee Matters Agreement, dated as of November 12, 2018, by and between EQT Corporation and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 2.4 to Form 8-K (#001-38629) filed on November 13, 2018.

2.4

Agreement and Plan of Merger, dated as of April 25, 2018, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), EQM Acquisition Sub, LLC, EQM GP Acquisition Sub, LLC, RM Partners LP (formerly known as Rice Midstream Partners LP), EQM Midstream Management LLC (formerly known as Rice Midstream Management LLC) and, solely for purposes of certain provisions therein, EQT Corporation. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 2.1 to EQGP Holdings, LP’s Form 8-K (#001-37380) filed on April 26, 2018.

2.5

Incentive Distribution Rights Purchase and Sale Agreement, dated as of April 25, 2018, by and among EQGP Holdings, LP (formerly known as EQT GP Holdings, LP), Rice Midstream GP Holdings LP and EQT Corporation.

Incorporated herein by reference to Exhibit 2.3 to EQGP Holdings, LP’s Form 8-K (#001-37380) filed on April 26, 2018.

2.6

Contribution and Sale Agreement, dated as of April 25, 2018, by and among EQT Corporation, Rice Midstream Holdings LLC, EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) and EQM Gathering Holdings, LLC. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 2.2 to EQGP Holdings, LP’s Form 8-K (#001-37380) filed on April 26, 2018.

2.7

Contribution and Sale Agreement, dated as of March 10, 2015, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), EQM Gathering Opco, LLC, EQT Corporation, EQT Gathering, LLC, EQT Energy Supply Holdings, LP, and EQT Energy, LLC. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 2.1 to EQT Midstream Partners, LP’s Form 8-K (#001-35574) filed on March 10, 2015.

2.8

Amendment No. 1 to Contribution and Sale Agreement, dated as of March 30, 2017, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC), EQM Gathering Opco, LLC, EQT Corporation, EQT Gathering, LLC, EQT Energy Supply Holdings, LP, and EQT Energy, LLC.

Incorporated herein by reference to Exhibit 2.1 to EQT Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended March 31, 2017.

2.9

Purchase and Sale Agreement, dated as of October 13, 2016, by and among EQT Corporation, EQT Gathering Holdings, LLC, EQT Gathering, LLC, EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), Equitrans Investments, LLC, Equitrans, L.P. and EQM Gathering Opco, LLC. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 2.1 to EQT Midstream Partners, LP’s Form 8-K (#001-35574) filed on October 13, 2016.

2.10

Agreement and Plan of Merger, dated February 13, 2019, by and among Equitrans Midstream Corporation, EQM Midstream Services, LLC, EQM Midstream Partners, LP, EQGP Services, LLC, EQGP Holdings, LP and the other parties thereto. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 2.1 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on February 14, 2019.

2.11

Purchase and Sale Agreement, dated as of March 13, 2019, by and between EQM Midstream Partners, LP and North Haven Infrastructure Partners II Buffalo Holdings, LLC. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 2.1 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 15, 2019.

3.1	Amended and Restated Articles of Incorporation of Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 3.1 to Form 8-K (#001-38629) filed on November 13, 2018.

3.2	Amended and Restated Bylaws of Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 3.1 to Form 8-K (#001-38629) filed on February 8, 2019.

3.3	Statement with Respect to Shares of Series A Junior Participating Preferred Stock.	Incorporated herein by reference to Exhibit 3.3 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on November 13, 2018.

3.4	Certificate of Amendment to Certificate of Formation of EQGP Services, LLC (formerly known as EQT GP Services, LLC), dated as of October 12, 2018.	Incorporated herein by reference to Exhibit 3.2 to EQGP Holdings, LP’s Form 8-K (#001-37380) filed on October 15, 2018.

3.5	Certificate of Amendment to Certificate of Limited Partnership of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), dated as of October 12, 2018.	Incorporated herein by reference to Exhibit 3.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on October 15, 2018.

3.6	Second Amended and Restated Limited Liability Company Agreement of EQGP Services, LLC, dated as of October 12, 2018.	Incorporated herein by reference to Exhibit 3.4 to EQGP Holdings, LP’s Form 8-K (#001-37380) filed on October 15, 2018.

3.7	Certificate of Limited Partnership of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP).	Incorporated herein by reference to Exhibit 3.1 to EQM Midstream Partners, LP’s (formerly known as EQT Midstream Partners, LP) Form S-1 Registration Statement (#333-179487) filed on February 13, 2012.

3.8	Certificate of Limited Partnership of EQGP Holdings, LP (formerly known as EQT GP Holdings, LP).	Incorporated herein by reference to Exhibit 3.1 to EQGP Holdings, LP’s (formerly known as EQT GP Holdings, LP) Form S-1 Registration Statement (#333-202053) filed on February 12, 2015.

3.9	Certificate of Formation of EQGP Services, LLC (formerly known as EQT GP Services, LLC).	Incorporated herein by reference to Exhibit 3.3 to EQT GP Holdings, LP’s Form S-1 Registration Statement (#333-202053) filed on February 12, 2015.

3.10	Fourth Amended and Restated Agreement of Limited Partnership of EQM Midstream Partners, LP, dated as of April 10, 2019.	Incorporated herein by reference to Exhibit 3.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on April 10, 2019.

3.11	Certificate of Amendment to Certificate of Limited Partnership of EQM Midstream Partners, LP, dated as of February 22, 2019.	Incorporated herein by reference to Exhibit 3.3 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on February 22, 2019.

3.12	First Amendment to Second Amended and Restated Limited Liability Company Agreement of EQGP Services, LLC, dated as of February 22, 2019.	Incorporated herein by reference to Exhibit 3.5 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on February 22, 2019.

4.1

Indenture, dated as of August 1, 2014, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, the subsidiaries of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Incorporated herein by reference to Exhibit 4.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on August 1, 2014.

4.2

First Supplemental Indenture, dated as of August 1, 2014, by and among EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, the subsidiaries of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) party thereto, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Incorporated herein by reference to Exhibit 4.2 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on August 1, 2014.

4.3

Second Supplemental Indenture, dated as of November 4, 2016, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Incorporated herein by reference to Exhibit 4.2 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on November 4, 2016.

4.4

Third Supplemental Indenture, dated as of June 25, 2018, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Incorporated herein by reference to Exhibit 4.2 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on June 25, 2018.

4.5

Fourth Supplemental Indenture, dated as of June 25, 2018, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Incorporated herein by reference to Exhibit 4.4 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on June 25, 2018.

4.6

Fifth Supplemental Indenture, dated as of June 25, 2018, by and between EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP), as issuer, and The Bank of New York Mellon Trust Company, N.A., as trustee.

Incorporated herein by reference to Exhibit 4.6 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on June 25, 2018.

4.7	Shareholder and Registration Rights Agreement, dated as of November 12, 2018, by and between EQT Corporation and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 4.1 to Form 8-K (#001-38629) filed on November 13, 2018.

5.1	Opinion of McGuireWoods LLP.	Filed herewith as Exhibit 5.1

10.1	Form of EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) Phantom Unit Award Agreement.	Incorporated herein by reference to Exhibit 10.6 to Amendment No. 2 to EQM Midstream Partners, LP’s Form S-1 Registration Statement (#333-179487) filed on May 10, 2012.

10.2	Form of EQM Midstream Services, LLC (formerly known as EQT Midstream Services, LLC) Director and/or Executive Officer Indemnification Agreement.	Incorporated herein by reference to Exhibit 10.15 to Amendment No. 3 to EQM Midstream Partners, LP’s Form S-1 Registration Statement (#333-179487) filed on June 5, 2012.

10.3	Form of EQGP Services, LLC (formerly known as EQT GP Services, LLC) Director and/or Executive Officer Indemnification Agreement.	Incorporated herein by reference to Exhibit 10.3 to Amendment No. 1 to EQGP Holdings, LP’s Form S-1/A Registration Statement (#333-202053) filed on April 1, 2015.

10.4(a)

Revolving Credit Agreement, dated as of October 31, 2018, by and among Equitrans Midstream Corporation, PNC Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other lenders party thereto.

Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on October 31, 2018.

10.4(b)

First Amendment to Credit Agreement, dated as of December 31, 2018, by and among Equitrans Midstream Corporation, the lender parties thereto, and PNC Bank, National Association, as Administrative Agent.

Incorporated herein by reference to Exhibit 10.2 to Form 8-K (#001-38629) filed on December 31, 2018.

10.5

Credit Agreement, dated as of December 31, 2018, by and among Equitrans Midstream Corporation, Goldman Sachs Bank USA, as Administrative Agent and Initial Lender, PNC Bank, National Association, as Collateral Agent, and the other lenders from time to time party thereto.

Incorporated herein by reference to Exhibit 10.1 Form 8-K (#001-38629) filed on December 31, 2018.

10.6

Third Amended and Restated Credit Agreement, dated as of October 31, 2018, by and among EQM Midstream Partners, LP, Wells Fargo Bank, National Association, as Administrative Agent, Swing Line Lender and an L/C Issuer, and the other lenders party thereto.

Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on October 31, 2018.

10.7	Sublease Agreement, effective as of March 1, 2011, by and between Equitrans, L.P. and EQT Production Company.	Incorporated herein by reference to Exhibit 10.12 to Amendment No. 2 to EQM Midstream Partners, LP’s Form S-1/A Registration Statement (#333-179487) filed on May 10, 2012.

10.8	Amendment of Sublease Agreement, dated as of April 5, 2012, by and between Equitrans, L.P. and EQT Production Company.	Incorporated herein by reference to Exhibit 10.13 to Amendment No. 2 to EQM Midstream Partners, LP’s Form S-1/A Registration Statement (#333-179487) filed on May 10, 2012.

10.9(a)

Jupiter Gas Gathering Agreement, effective as of May 1, 2014, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC (as assignee of EQT Gathering, LLC), on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended June 30, 2014.

10.9(b)

Amendment No. 1 to Jupiter Gas Gathering Agreement, dated as of December 17, 2014, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand.

Incorporated herein by reference to Exhibit 10.24(b) to EQM Midstream Partners, LP’s Form 10-K (#001-35574) for the year ended December 31, 2015.

10.9(c)

Amendment No. 2 to Jupiter Gas Gathering Agreement, dated as of October 26, 2015, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.24(c) to EQM Midstream Partners, LP’s Form 10-K (#001-35574) for the year ended December 31, 2015.

10.9(d)

Amendment No. 3 to Jupiter Gas Gathering Agreement, dated as of August 1, 2016, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.2 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended September 30, 2016.

10.9(e)	Amendment No. 4 to Jupiter Gas Gathering Agreement, dated as of June 1, 2017, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand.	Incorporated herein by reference to Exhibit 10.2 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended June 30, 2017.

10.9(f)

Amendment No. 5 to Jupiter Gas Gathering Agreement, dated as of October 1, 2017, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been requested from the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.14(f) to EQM Midstream Partners, LP’s Form 10-K (#001-35574) for the year ended December 31, 2017.

10.10(a)

Gas Gathering Agreement for the Mercury, Pandora, Pluto and Saturn Gas Gathering Systems, effective as of March 1, 2015, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC (as assignee of EQT Gathering, LLC), on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been requested from the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.2 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on March 31, 2015.

10.10(b)

Amendment No. 1 to Gas Gathering Agreement for the Mercury, Pandora, Pluto and Saturn Gas Gathering Systems, dated as of September 18, 2015, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand.

Incorporated herein by reference to Exhibit 10.25(b) to EQM Midstream Partners, LP’s Form 10-K (#001-35574) for the year ended December 31, 2015.

10.10(c)

Amendment No. 2 to Gas Gathering Agreement for the Mercury, Pandora, Pluto and Saturn Gas Gathering Systems, dated as of March 30, 2017, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been requested from the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended March 31, 2017.

10.11(a)

Gas Gathering Agreement for the WG-100 Gas Gathering System, effective as of March 1, 2015, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC (as assignee of EQT Gathering, LLC), on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been requested from the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.3 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on March 31, 2015.

10.11(b)

Amendment No. 1 to Gas Gathering Agreement for the WG-100 Gas Gathering System, dated as of April 1, 2017, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand.

Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended June 30, 2017.

10.12(a)	Gas Gathering and Compression Agreement, dated as of December 22, 2014, by and among Rice Drilling B LLC, RM Partners LP (formerly known as Rice Midstream Partners LP) and Alpha Shale Resources LP.	Incorporated herein by reference to Exhibit 10.3 to Rice Midstream Partners LP’s Form 8-K (#001-36789) filed on December 22, 2014.

10.12(b)

First Amendment to Gas Gathering and Compression Agreement, effective as of October 19, 2016, by and among Rice Drilling B LLC, Alpha Shale Resources LP and RM Partners LP (formerly known as Rice Midstream Partners LP). Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been requested from the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.50 to Registration Statement on Form 10-12B/A (#001-38629) filed on September 24, 2018.

10.13

Sixth Amended and Restated Cracker Jack Gas Gathering Agreement, dated as of February 28, 2017, by and among EQM Poseidon Midstream LLC (formerly known as Rice Poseidon Midstream LLC), EQT Energy, LLC and EQT Production Company. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been requested from the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.14 to Rice Midstream Partners LP ‘s Form 10-K (#001-36789) for the year ended December 31, 2017.

10.14

Second Amended and Restated Gas Gathering and Compression Agreement, dated as of March 31, 2017, by and between Rice Drilling D LLC and EQM Olympus Midstream LLC (formerly known as Rice Olympus Midstream LLC). Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.3 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended June 30, 2018.

10.15	Amended and Restated Water Services Agreement, dated as of November 4, 2015, by and between Rice Drilling D LLC and Rice Water Services (PA) LLC.	Incorporated herein by reference to Exhibit 10.2 to Rice Midstream Partners LP’s Form 8-K (#001-36789) filed on November 5, 2015.

10.16	Amended and Restated Water Services Agreement, dated as of November 4, 2015, by and between Rice Drilling B LLC and Rice Water Services (OH) LLC.	Incorporated herein by reference to Exhibit 10.3 to Rice Midstream Partners, LP’s Form 8-K (#001-36789) filed on November 5, 2015.

10.17

Third Amended and Restated Limited Liability Company Agreement of Mountain Valley Pipeline, LLC, dated as of April 6, 2018, by and among MVP Holdco, LLC, US Marcellus Gas Infrastructure, LLC, WGL Midstream, Inc., Con Edison Gas Pipeline and Storage, LLC, RGC Midstream, LLC and Mountain Valley Pipeline, LLC. Specific items in this exhibit have been redacted, as marked by three asterisks [***], because confidential treatment for those items has been granted by the SEC. The redacted material has been separately filed with the SEC.

Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 10-Q/A (#001-35574) for the quarterly period ended March 31, 2018.

10.18

Assignment and Assumption Agreement, dated as of March 30, 2015, by and among Equitrans Gathering, LLC (formerly known as EQT Gathering, LLC), EQM Midstream Partners, LP (formerly known as EQT Midstream Partners, LP) and MVP Holdco, LLC.

Incorporated herein by reference to Exhibit 10.3 to EQM Midstream Partners, LP’s Form 10-Q (#001-35574) for the quarterly period ended March 31, 2015.

10.19	Omnibus Agreement, dated as of May 15, 2015, by and among EQGP Holdings, LP (formerly known as EQT GP Holdings, LP), EQGP Services, LLC (formerly known as EQT GP Services, LLC) and EQT Corporation.	Incorporated herein by reference to Exhibit 10.1 to EQGP Holdings, LP’s Form 8-K (#001-37380) filed on May 15, 2015.

10.20	Amended and Restated Omnibus Agreement, dated November 13, 2018, among EQT Corporation, EQM Midstream Partners, LP and EQM Midstream Services, LLC.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on November 13, 2018.

10.21	Second Amended and Restated Omnibus Agreement, dated November 13, 2018, among EQT Corporation, RM Partners LP, EQM Midstream Management LLC, and EQM Poseidon Midstream LLC.	Incorporated herein by reference to Exhibit 10.2 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on November 13, 2018.

10.22	Secondment Agreement, dated as of November 13, 2018, by and among Equitrans Midstream Corporation, EQM Midstream Partners, LP and EQM Midstream Services, LLC.	Incorporated herein by reference to Exhibit 10.3 to Form 8-K (#001-38629) filed on November 13, 2018.

10.23	Equitrans Midstream Corporation Directors’ Deferred Compensation Plan.	Incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-228340) filed on November 9, 2018.

10.24	Equitrans Midstream Corporation 2018 Long-Term Incentive Plan.	Incorporated herein by reference to Exhibit 4.3 to Registration Statement on Form S-8 (File No. 333-228337) filed on November 9, 2018.

10.25	Equitrans Midstream Corporation 2018 Payroll Deduction and Contribution Program.	Incorporated herein by reference to Exhibit 10.8 to Form 8-K (#001-38629) filed on November 13, 2018.

10.26	Letter Agreement, dated as of August 9, 2018, with Thomas F. Karam.	Incorporated herein by reference to Exhibit 10.57 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.27	Letter Agreement, dated as of September 4, 2018, with Kirk R. Oliver.	Incorporated herein by reference to Exhibit 10.58 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.28	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of January 15, 2019, with Diana M. Charletta	Incorporated herein by reference to Exhibit 10.1 to Form 8-K (#001-38629) filed on January 22, 2019.

10.29(a)	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of July 29, 2015, with Charlene Petrelli.	Incorporated herein by reference to Exhibit 10.64 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.29(b)	Transition Agreement and General Release, dated as of January 3, 2019, with Charlene Petrelli.	Incorporated herein by reference to Exhibit 10.44(b) to Form 10-K (#001-38629) filed on February 14, 2019.

10.30	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of July 29, 2015, with Robert C. Williams.	Incorporated herein by reference to Exhibit 10.65 to Registration Statement on Form 10/A (#001-38629) filed on October 18, 2018.

10.31(a)	Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of September 8, 2008, with Phillip D. Swisher.	Incorporated herein by reference to Exhibit 10.66 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.31(b)	Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of January 1, 2014, with Phillip D. Swisher.	Incorporated herein by reference to Exhibit 10.67 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.31(c)	Second Amendment to Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of January 1, 2015, with Phillip D. Swisher.	Incorporated herein by reference to Exhibit 10.68 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.32	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of November 13, 2018, by and between Equitrans Midstream Corporation and Thomas F. Karam.	Incorporated herein by reference to Exhibit 10.9 to Form 8-K (#001-38629) filed on November 13, 2018.

10.33	Amended and Restated Confidentiality, Non-Solicitation and Non-Competition Agreement, dated as of November 13, 2018, by and between Equitrans Midstream Corporation and Kirk R. Oliver.	Incorporated herein by reference to Exhibit 10.10 to Form 8-K (#001-38629) filed on November 13, 2018.

10.34	Form of Agreement of Assignment of Confidentiality, Non-Solicitation and Non-Competition Agreement.	Incorporated herein by reference to Exhibit 10.11 to Form 8-K (#001-38629) filed on November 13, 2018.

10.35	Form of Equitrans Midstream Corporation Director and/or Executive Officer Indemnification Agreement.	Incorporated herein by reference to Exhibit 10.16 to Registration Statement on Form 10-12B/A (#001-38629) filed on October 18, 2018.

10.36	Unit Purchase Agreement, dated November 29, 2018, by and among Equitrans Midstream Corporation and funds managed by Neuberger Berman Investment Adviser LP.	Incorporated herein by reference to Exhibit (d)(8) to the Transaction Statement on Schedule 13E-3 filed by on November 30, 2018.

10.37	Unit Purchase Agreement, dated November 29, 2018, by and among Equitrans Midstream and funds managed by Goldman Sachs Asset Management, L.P.	Incorporated herein by reference to Exhibit (d)(9) to the Transaction Statement on Schedule 13E-3 filed by on November 30, 2018.

10.38	Unit Purchase Agreement, dated November 29, 2018, by and among Equitrans Midstream and funds managed by Cushing Asset Management, LP.	Incorporated herein by reference to Exhibit (d)(10) to the Transaction Statement on Schedule 13E-3 filed by on November 30, 2018.

10.39	Unit Purchase Agreement, dated November 29, 2018, by and among Equitrans Midstream and funds managed by Kayne Anderson Capital Advisors, L.P.	Incorporated herein by reference to Exhibit (d)(11) to the Transaction Statement on Schedule 13E-3 filed by on November 30, 2018.

10.40	Unit Purchase Agreement, dated November 29, 2018, by and between Equitrans Midstream and ZP Energy Fund, L.P.	Incorporated herein by reference to Exhibit (d)(12) to the Transaction Statement on Schedule 13E-3 filed by on November 30, 2018.

10.41

Convertible Preferred Unit Purchase Agreement, dated as of March 13, 2019, by and among EQM Midstream Partners, LP and the Purchasers party thereto. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 10.1 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 15, 2019.

10.42	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Kayne Anderson MLP/Midstream Investment Company.	Incorporated herein by reference to Exhibit 10.1 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.43	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Kayne Anderson Midstream/Energy Fund, Inc.	Incorporated herein by reference to Exhibit 10.2 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.44	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Centaurus Capital LP.	Incorporated herein by reference to Exhibit 10.3 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.45	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and MTP Energy Opportunities Fund II LLC.	Incorporated herein by reference to Exhibit 10.4 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.46	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and MTP Energy Master Fund LLC.	Incorporated herein by reference to Exhibit 10.5 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.47	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Tortoise Direct Opportunities Fund II, LP.	Incorporated herein by reference to Exhibit 10.6 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.48	Joinder Agreement, dated as of March 18, 2019, by and between EQM Midstream Partners, LP and Portcullis Partners, LP.	Incorporated herein by reference to Exhibit 10.7 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on March 19, 2019.

10.49	Amended and Restated EQGP Services, LLC 2012 Long-Term Incentive Plan, dated as of February 22, 2019.	Incorporated herein by reference to Exhibit 10.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on February 22, 2019.

10.50

Amended and Restated Omnibus Agreement, dated as of March 31, 2019, by and among Equitrans Midstream Corporation, EQM Midstream Partners, LP, EQGP Services, LLC and, for limited purposes, EQM Midstream Services, LLC.

Incorporated herein by reference to Exhibit 10.6 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.51	Equitrans Midstream Corporation 2019 Performance Share Unit Program.	Incorporated herein by reference to Exhibit 10.7(a) to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.52	Form of Equitrans Midstream Corporation Restricted Stock Award Agreement (Standard) under 2018 Long-Term Incentive Plan (2019 grants).	Incorporated herein by reference to Exhibit 10.7(b) to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.53	Form of Participant Award Agreement under the 2019 Performance Share Unit Program.	Incorporated herein by reference to Exhibit 10.7(c) to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.54	Amendment to 2018 EQT Incentive Performance Share Unit Program	Incorporated herein by reference to Exhibit 10.8 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.55	2019 Short-Term Incentive Plan	Incorporated herein by reference to Exhibit 10.9 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.56	Form of Equitrans Midstream Corporation Director Participant Award Agreement	Incorporated herein by reference to Exhibit 10.10 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.57

Amendment No. 6 to Jupiter Gas Gathering Agreement, dated as of March 1, 2019, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by three asterisks [***].

Incorporated herein by reference to Exhibit 10.14 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.58

Letter Agreement, dated as of March 1, 2019, among RM Partners LP, Equitrans, L.P., Rice Drilling B LLC, EQM Gathering OPCO, LLC and Alpha Shale Resources LP. Specific items in this exhibit have been redacted, as marked by three asterisks [***].

Incorporated herein by reference to Exhibit 10.15 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.59

Amendment No. 1 to Credit Agreement, dated May 7, 2019, by and among Equitrans Midstream Corporation, Goldman Sachs Bank USA, as administrative agent, and PNC Bank, National Association, as collateral agent.

Incorporated herein by reference to Exhibit 10.1 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on July 30, 2019.

10.60

Amendment No. 2 to Gas Gathering Agreement for the WG-100 Gas Gathering System, dated June 1, 2019, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by [***].

Incorporated herein by reference to Exhibit 10.2 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on July 30, 2019.

10.61

Amendment No. 3 to Gas Gathering Agreement for the Mercury, Pandora, Pluto and Saturn Gas Gathering Systems, dated June 1, 2019, by and among EQT Production Company and EQT Energy, LLC, on the one hand, and EQM Gathering Opco, LLC, on the other hand. Specific items in this exhibit have been redacted, as marked by [***].

Incorporated herein by reference to Exhibit 10.3 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on July 30, 2019.

10.62

Second Amendment to Gas Gathering and Compression Agreement, dated June 1, 2019, by and among Rice Drilling B LLC, Alpha Shale Resources LP and RM Partners, LP. Specific items in this exhibit have been redacted, as marked by [***].

Incorporated herein by reference to Exhibit 10.4 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on July 30, 2019.

10.63

Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. EQTR 20242-852, dated as of September 24, 2014 and amended through April 1, 2019, by and between Equitrans, L.P. and EQT Energy, LLC.

Incorporated herein by reference to Exhibit 10.5 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on July 30, 2019.

10.64

Transportation Service Agreement Applicable to Firm Transportation Service Under Rate Schedule FTS, Contract No. CW2250463-1296, dated as of January 8, 2016 and amended through April 1, 2019, by and between Equitrans, L.P. and EQT Energy, LLC.

Incorporated herein by reference to Exhibit 10.6 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on July 30, 2019.

10.65

Registration Rights Agreement, dated as of April 10, 2019, by and among EQM Midstream Partners, LP and the Purchasers party thereto. Equitrans Midstream Corporation will furnish supplementally a copy of any omitted schedule and similar attachment to the SEC upon request.

Incorporated herein by reference to Exhibit 4.1 to EQM Midstream Partners, LP’s Form 8-K (#001-35574) filed on April 10, 2019.

10.66	Separation Agreement and General Release, dated as of April 1, 2019, by and between Equitrans Midstream Corporation and Robert C. Williams.	Incorporated herein by reference to Exhibit 10.1 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on April 1, 2019.

10.67	Letter Agreement, dated April 2, 2019, by and between Stephen M. Moore and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 10.12 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.68	Confidentiality, Non-Solicitation and Non-Competition Agreement, dated April 15, 2019, by and between Stephen M. Moore and Equitrans Midstream Corporation.	Incorporated herein by reference to Exhibit 10.13 to Equitrans Midstream Corporation’s Quarterly Report on Form 10-Q (#001-38629) filed on April 30, 2019.

10.69	Term Loan Agreement, dated as of August 16, 2019, by and among EQM Midstream Partners, LP, as borrower, Toronto Dominion (Texas) LLC, as administrative agent, and the lenders party thereto.	Incorporated herein by reference to Exhibit 10.1 to Equitrans Midstream Corporation’s Form 8-K (#001-38629) filed on August 19, 2019.

21.1	Schedule of Subsidiaries.	Incorporated herein by reference to Exhibit 21.1 to Form 10-K (#001-38629) filed on February 14, 2019.

23.1	Consent of Independent Registered Public Accounting Firm.	Filed herewith as Exhibit 23.1.

23.2	Consent of McGuireWoods LLP.	Included in Exhibit 5.1.

ITEM 17.    UNDERTAKINGS.

The undersigned registrant hereby undertakes:

(1)                                 To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)             To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)          To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)       To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)                                 That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                 To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)                                 That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)                                 That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)             Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)          Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)       The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)      Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on August 19, 2019.

Equitrans Midstream Corporation

By:	/s/ THOMAS F. KARAM
	Name:	Thomas F. Karam
	Title:	Chief Executive Officer

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below hereby appoints Thomas F. Karam, Kirk R. Oliver and Stephen M. Moore, and each of them, severally, as his or her true and lawful attorney or attorneys-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement (including all pre-effective and post-effective amendments thereto and registration statements filed pursuant to Rule 462 under the Securities Act of 1933), and to file the same with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each act and thing requisite and necessary to be done, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, as amended, this Post-Effective Amendment No. 1 to this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ THOMAS F. KARAM	Chief Executive Officer and Chairman (Principal Executive Officer)	August 19, 2019
Thomas F. Karam

/s/ KIRK R. OLIVER	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	August 19, 2019
Kirk R. Oliver

/s/ BRIAN P. PIETRANDREA	Controller (Principal Accounting Officer)	August 19, 2019
Brian P. Pietrandrea

/s/ VICKY A BAILEY	Director	August 19, 2019
Vicky A. Bailey

/s/ KENNETH M. BURKE	Director	August 19, 2019
Kenneth M. Burke

/s/ MARGARET K. DORMAN	Director	August 19, 2019
Margaret K. Dorman

/s/ DAVID L. PORGES	Director	August 19, 2019
David L. Porges

/s/ NORMAN J. SZYDLOWSKI	Director	August 19, 2019
Norman J. Szydlowski

/s/ ROBERT F. VAGT	Director	August 19, 2019
Robert F. Vagt